                                                                   EXHIBIT 99.2

                             MICROSOFT CORPORATION
                               SAVINGS PLUS PLAN

           Financial Statements for the Year Ended December 31, 1993
                  and the Nine Months Ended December 31, 1992
                        And Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT

Plan Administrator
Microsoft Corporation Savings Plus Plan
Redmond, Washington

We have audited the accompanying statements of assets available for benefits of the Microsoft Corporation Savings Plus Plan (the Plan) as of December 31, 1993 and 1992, and the related statements of changes in assets available for benefits for the year ended December 31, 1993, and the nine-month period ended December 31, 1992. These financial statements are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the assets available for benefits of the Plan as of December 31, 1993 and 1992, and the related statements of changes in assets available for benefits for the year ended December 31, 1993, and the nine-month period ended December 31, 1992, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment as of December 31, 1993, and reportable transactions for the year then ended are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.





/s/ Deloitte & Touche LLP
Seattle, Washington
May 27, 1994

MICROSOFT CORPORATION SAVINGS PLUS PLAN

STATEMENTS OF ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1993 AND 1992



                                                                                   December 31
                                                                                   -----------
                                                                           1993                  1992
                                                                           ----                  ----
ASSETS:
  Cash                                                                 $       --             $    122,324


Investments held by trustee at fair value:
  Microsoft Corporation Stock Fund                                       57,717,671             53,422,326
  Fidelity U.S. Equity Index Fund                                        20,685,406             16,240,119
  Fidelity Retirement Money Market Fund                                  16,776,143             14,432,521
  Fidelity Intermediate Bond Fund                                        14,653,568             10,914,219
  Fidelity Magellan Fund                                                 19,930,432              8,021,122
  Fidelity Growth Company Fund                                           11,638,038              5,052,734
  Fidelity Overseas Fund                                                  5,292,574              1,597,921
                                                                       ------------           ------------

           Total investments                                            146,693,832            109,680,962

  Participant loans                                                       1,122,588                   --
                                                                       ------------           ------------
ASSETS AVAILABLE FOR BENEFITS                                          $147,816,420           $109,803,286
                                                                       ============           ============





See notes to financial statements.

MICROSOFT CORPORATION SAVINGS PLUS PLAN

STATEMENTS OF CHANGES IN ASSETS
AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 1993, AND
NINE-MONTH PERIOD ENDED DECEMBER 31, 1992

                                            Year ended        Nine months ended
                                        December 31, 1993     December 31, 1992
                                        -----------------     -----------------
ADDITIONS:
  Investment income:
    Interest and dividends              $   4,978,058             $   2,530,108
    Realized and unrealized gain on
      investments                             328,116                 4,705,139
                                        -------------             -------------

        Total investment income             5,306,174                 7,235,247


  Contributions:
    Employer                                8,539,976                 5,003,882
    Employee                               26,901,086                16,310,632
                                        -------------             -------------

        Total contributions                35,441,062                21,314,514
                                        -------------             -------------


        Total additions                    40,747,236                28,549,761


DEDUCTIONS:
  Benefits paid to participants             2,734,102                 1,320,423
                                       --------------            --------------

CHANGES IN ASSETS AVAILABLE
  FOR BENEFITS                             38,013,134                27,229,338

ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                       109,803,286                82,573,948
                                         ------------             -------------

  End of year                            $147,816,420              $109,803,286
                                         ============              ============





See notes to financial statements.

MICROSOFT CORPORATION SAVINGS PLUS PLAN

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1993, AND
NINE-MONTH PERIOD ENDED DECEMBER 31, 1992

NOTE 1:  DESCRIPTION OF THE PLAN AND
         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following description of the Microsoft Corporation Savings Plus Plan (the
Plan) provides only general information. Participants should refer to the Plan agreement for a complete description of the Plan's provisions.

         PLAN DESCRIPTION: The Plan is a defined contribution plan. All employees of Microsoft Corporation (the Company) who have reached 18 years of age may enroll during the month following completion of six months of service or during any subsequent quarterly enrollment period. The Plan is subject to the provisions of the Employee Retirement Income Security Act (ERISA). The Plan has obtained a determination letter from the Internal Revenue Service which stated the Plan was in compliance with the applicable requirements of the Internal Revenue Code. The Plan is administered by the Vice President of Finance and Administration of Microsoft Corporation. The Plan Administrator believes the Plan is currently designed and is being operated in compliance with the applicable regulations.

         CONTRIBUTIONS: Participants may contribute from 1% to 15% of their compensation, tax-deferred, through payroll deductions up to a maximum of $8,994 under current law. The amount of a participant's tax-deferred contributions may be subject to limitations. Participant contributions may be suspended at any time. Contributions may be reinstated on the first day of the quarter that is at least six months after contributions were suspended.

         The Company makes a matching contribution equal to 50% of participants' contributions up to 6% of participants' individual compensation. Company contributions are funded on a semimonthly basis.

         VESTING: Employee contributions are fully vested immediately. Employer contributions vest fully upon completion of two years of service by a participant, or when a participant reaches age 65, dies, or becomes disabled.

         DISTRIBUTIONS: Participants may make a withdrawal from the vested portion of their account if the Plan Administrator determines a withdrawal is necessary to avoid a financial hardship or if the participant is at least 59-1/2 years of age.

         FORFEITURES: Any nonvested interest of a terminated employee shall not be forfeited to the Plan until a one-year period of severance service has passed. At this time, the forfeited amount is distributed to the Plan. If a terminated employee is reemployed before five consecutive one-year periods of severance have passed, the forfeited amount will be reallocated to the individual's account.

         ADMINISTRATIVE EXPENSES: Expenses for administration of the Plan are paid by the Company.

         PLAN AMENDMENT AND TERMINATION: The Company has the right to modify, amend, suspend or terminate the Plan at any time and for any reason. If the Plan is terminated, account balances will be fully vested and will be distributed in the form and manner determined by the Plan Administrator.

         VALUATION OF INVESTMENTS AND PARTICIPANTS' LOANS: Investments are recorded at fair market value. Security transactions are accounted for as of the trade date. Fair market value is estimated based on quoted prices. Loans to participants are recorded at contract value, which approximates fair value. Dividend income is recorded on the ex-dividend date and interest income is recorded as earned.

NOTE 2:  INVESTMENTS

Fidelity Investments (Fidelity) is trustee of the Plan. All Plan investments are held by Fidelity. Investment funds available to participants are summarized as follows:

         MICROSOFT CORPORATION STOCK FUND: The Microsoft Corporation Stock Fund consists entirely of the Company's common stock.

         FIDELITY U.S. EQUITY INDEX FUND: The Fidelity U.S. Equity Index Fund consists mainly of common stocks of the companies that make up Standard & Poor's 500 Index. The fund seeks investment results that correspond to the total return performance of United States publicly traded common stocks.

         FIDELITY RETIREMENT MONEY MARKET FUND: The Fidelity Retirement Money Market Fund strives to maintain a stable $1 share price while its yield will fluctuate with changes in market conditions. The fund seeks as high a level of current income as is consistent with the preservation of capital and liquidity.

         FIDELITY INTERMEDIATE BOND FUND: The Fidelity Intermediate Bond Fund consists of investment-grade fixed income obligations. The fund seeks a high level of current income.

         FIDELITY MAGELLAN FUND: The Fidelity Magellan Fund consists of common stocks, and securities convertible to common stock, issued by companies operating in the United States or abroad. The fund seeks long-term capital appreciation.

         FIDELITY GROWTH COMPANY FUND: The Fidelity Growth Company Fund consists mainly of investments in companies with above average growth characteristics as demonstrated in earnings or gross sales. The fund seeks long-term capital appreciation.

         FIDELITY OVERSEAS FUND: The Fidelity Overseas Fund consists of investments in securities of issuers whose principal activities are outside the United States. The fund seeks long-term capital appreciation.

NOTE 3:  PARTICIPANT LOANS

Effective January 1, 1993, Plan participants are permitted to borrow up to 50% of the total vested account balance. Participants are limited to one residential loan and one nonresidential loan outstanding. The interest rate for residential loans is based on the yield for the Federal Home Loan Mortgage Corporation 30-year mortgage commitment for a standard conventional fixed rate mortgage, plus 1%. The interest rate for nonresidential loans will be the prime rate on corporate loans plus 1%. The range of interest rates was 7% - 8.93% for the year ended December 31, 1993. Loan repayment is made through after-tax semimonthly payroll deductions over a period of up to 15 years for residential loans and five years for nonresidential loans. If a participant's employment terminates for any reason and the loan balance is not paid in full by the participant in the month of termination, the loan balance will be canceled and become taxable income to the participant.

MICROSOFT CORPORATION SAVINGS PLUS PLAN

SUPPLEMENTAL SCHEDULE OF ASSETS HELD FOR INVESTMENT
DECEMBER 31, 1993



                                                              Shares                                           Market
                                                             or units                    Cost                   value
                                                            ----------               -------------         --------------
DESCRIPTION OF ASSETS:

      Microsoft Corporation Stock Fund                         715,878               $  33,905,044          $  57,717,671
      Fidelity U.S. Equity Index Fund                        1,197,765                  18,511,037             20,685,406
      Fidelity Retirement Money Market Fund                 16,776,144                  16,776,144             16,776,143
      Fidelity Intermediate Bond Fund                        1,359,329                  14,182,245             14,653,568
      Fidelity Magellan Fund                                   281,305                  19,300,737             19,930,432
      Fidelity Growth Company Fund                             400,483                  11,268,835             11,638,038
      Fidelity Overseas Fund                                   192,948                   4,786,436              5,292,574
                                                                                      ------------           ------------
                                                                                      $118,730,478           $146,693,832
                                                                                      ============           ============

MICROSOFT CORPORATION SAVINGS PLUS PLAN

SUPPLEMENTAL SCHEDULE OF REPORTABLE TRANSACTIONS
YEAR ENDED DECEMBER 31, 1993

                                                       Number of            Cost              Amount
                                                       purchases/            of                 of             Net gain
                                                         sales            purchases          proceeds           on sale
                                                       ----------        -----------        ----------        ----------
SERIES OF TRANSACTIONS:
      Microsoft Corporation Stock Fund                    251            $13,196,163        $5,804,119        $2,208,875
      Fidelity Magellan Fund                              357             11,947,738         1,090,453            38,152
      Fidelity Intermediate Bond Fund                     401              5,547,662         2,199,338            90,118
      Fidelity Retirement Money Market Fund               423              6,328,218         3,984,596
      Fidelity U.S. Equity Index Fund                     389              6,015,224         2,527,591           250,572
      Fidelity Growth Company Fund                        328              7,316,725           918,736            88,261